Exhibit 99.1

Company Contact:	Investor Relations Contact:	Media Contact:
Environmental Power Corporation	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc.
Kam Tejwani	Jody Burfening/Seema Brin	Chenoa Taitt
President and Chief Executive Officer	(212) 838-3777	(212) 838-3777
(603) 431-1780	jburfening@lhai.com	ctaitt@lhai.com
ktejwani@environmentalpower.com	sbrin@lhai.com

MICROGY, INC, A SUBSIDIARY OF ENVIRONMENTAL POWER CORPORATION,

ANNOUNCES CONSTRUCTION START ON A MULTI-DIGESTER GAS

PRODUCTION FACILITY IN TEXAS

Portsmouth, NH, September 6 — Environmental Power Corporation (AMEX:EPG) and its subsidiary, Microgy, Inc., have begun construction on a multi-digester biogas production and gas conditioning facility to be known as the Huckabay Ridge facility, located near Stephenville, TX. Microgy will design, construct, own and operate the facility.

The contemplated project will entail the construction of eight 916,000-gallon digesters, sufficient to process the manure from up to 10,000 cows. The facility is expected to produce an aggregate of one billion cubic feet of biogas per year with an energy content of 650,000 million BTU (equivalent to approximately 12,700 gallons per day of heating oil). The gas is to be treated and compressed to produce and deliver pipeline-grade methane that will be sold as a commodity directly into a nearby natural gas pipeline. The facility is to be located adjacent to Producers Compost Incorporated (“PCI”), a composting site that receives manure from over 20,000 cows. Microgy has signed an agreement with PCI providing Microgy with the exclusive right to source all the manure required by the project from the composting facility.

Completion of construction of the Huckabay Ridge facility is subject to the securing of additional financing by Environmental Power Corporation or Microgy. No commitments for such financing are yet in place.

Kam Tejwani, chief executive officer of Environmental Power Corporation, stated, “This is a significant step forward for our company on several fronts. The interconnection to a natural gas pipeline will be a first for us, and will open new doors for the development of reliable, non-subsidized clean energy projects across the country. We believe that this project will cement our position as a leader in the emerging marketplace for clean, renewable energy that is cost-effective, secure and reliable.”

Randall Hull, president of Microgy, added, “We believe this will be the largest facility of its type in the world, allowing for significant economies of scale. In addition, this is our first foray into the large Concentrated Animal Feeding Operations market (animal feeding operations with at least 1,000 animal units) in the Southwest region of the country. This market has significant potential, and we are actively evaluating a number of other potential projects of similar scope.”

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. For more information visit the Company’s web site at www.environmentalpower.com.

ABOUT MICROGY, INC.

Microgy holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology, which transforms manure and food industry waste into methane-rich biogas that can be used to generate electricity or thermal energy, or refined to pipeline-grade methane for sale as a commodity. This technology also represents a potentially profitable solution for the nation’s estimated 1200 large animal feeding operations as they seek to comply with a growing number of proposed and adopted mandates developed by federal, state and local officials aimed at regulating the management of farm waste. Complying with these mandates places potentially significant cost and operational burdens on America’s farmers, which Microgy’s technology can help to address.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned projects, project commencement and completion dates, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies, uncertainties regarding project financing, the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of projects and for other matters, financing and cash flow requirements and uncertainties, difficulties involved in developing and executing a business plan, difficulties and uncertainties regarding acquisitions, technological uncertainties, including those relating to competing products and technologies, risks relating to managing and integrating acquired businesses, unpredictable developments, including plant outages and repair requirements, the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with our projects, uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives, the legal environment, intellectual property issues, the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

### #### ###